Exhibit 99.B(a)(2)

EXHIBIT A2

SSgA FUNDS

AMENDMENT NO. 23 TO

THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

Addition of Trustee of the Trust

THIS AMENDMENT NO. 23 to the First Amended and Restated Master Trust Agreement, dated October 13, 1993 (also referred to as the Agreement and Declaration of Trust), is made as of the 19th day of April, 2006:

WITNESSETH:

WHEREAS, at a duly constituted meeting of the Trustees held on November 8, 2005, the following resolutions were adopted by the Trustees.

RESOLVED, that Peter G. Leahy be and is hereby approved to serve as an interested member of the Board of Trustees of the SSgA Funds effective as of November 8, 2005 to serve in said capacity in accordance with the terms and provisions of the Trust Agreement and Bylaws of the Trust.

RESOLVED, that Section 3.1(a) of the Amended and Restated Master Trust Agreement of the SSgA Funds be amended as follows:

(a)                                  Trustees.  The Trustees hereof and of each Sub-Trust hereunder shall be Lynn L. Anderson, William L. Marshall, Steven J. Mastrovich, Patrick J. Riley, Richard D. Shirk, Bruce D. Taber, Henry W. Todd, and Peter G. Leahy;

RESOLVED, that the officers of the Trust be, and they hereby are, authorized, empowered and directed to take other such action as may be necessary to give effect to the foregoing resolutions.

WHEREAS, in accordance with Section 3.1(f) of the Agreement, the Board of Trustees of the Trust have designated Peter G. Leahy, One Lincoln Street, Boston, MA 02111, as a member of the Board of Trustees;

NOW, THEREFORE,

Section 3.1(a) of the Agreement is amended as follows:

(a)                                  Trustees.  The Trustees hereof and of each Sub-Trust hereunder shall be Lynn L. Anderson, Peter G. Leahy, William L. Marshall, Steven J. Mastrovich, Patrick J. Riley, Richard D. Shirk, Bruce D. Taber, and Henry W. Todd.

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the day and year first above written.

SSgA FUNDS

/S/ Deedra S. Walkey
Deedra S. Walkey
Secretary and Chief Legal Officer